UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 25, 2020

QuantumScape Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39345	85-0796578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1730 Technology Drive San Jose, California	95110
(Address of principal executive offices)	(Zip code)

(408) 452-2000

(Registrant’s telephone number, including area code)

Kensington Capital Acquisition Corp.

1400 Old Country Road, Suite 301

Westbury, New York

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	QS	The New York Stock Exchange
Redeemable warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	QS.W	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

On November 25, 2020 (the “Closing Date”), QuantumScape Corporation, a Delaware corporation (f/k/a Kensington Capital Acquisition Corp. (“KCAC”)) (the “Company”), consummated the previously announced merger pursuant to that certain Business Combination Agreement, dated September 2, 2020 (the “Business Combination Agreement”), by and among KCAC, Kensington Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of KCAC (“Merger Sub”), and QuantumScape Subsidiary, Inc., a Delaware corporation (f/k/a QuantumScape Corporation) (“Legacy QuantumScape”).

Pursuant to the terms of the Business Combination Agreement, a business combination between the Company and Legacy QuantumScape was effected through the merger of Merger Sub with and into Legacy QuantumScape, with Legacy QuantumScape surviving as the surviving company and as a wholly-owned subsidiary of KCAC (the “Merger” and, collectively with the other transactions described in the Business Combination Agreement, the “Business Combination”). On the Closing Date, the registrant changed its name from Kensington Capital Acquisition Corp. to QuantumScape Corporation.

At the effective time of the Merger (the “Effective Time”), and subject to the terms and conditions of the Business Combination Agreement, each share of Legacy QuantumScape Class A common stock, par value $0.0001 per share, and each share of the Legacy QuantumScape Preferred Stock that was convertible into a share of Legacy QuantumScape Class A common stock, was canceled and converted into the right to receive the number of shares of the Company’s Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”) equal to 4.02175014920 (the “Exchange Ratio”), and each share of Legacy QuantumScape Class B Common Stock, par value $0.0001 per share, and each share of the Legacy QuantumScape Preferred Stock that was convertible into a share of Legacy QuantumScape Class B common stock was canceled and converted into the right to receive the number of shares the Company’s Class B Common Stock, $0.0001 par value per share (the “Class B Common Stock,” and, together with the Class A Common Stock, the “Common Stock”) equal to the Exchange Ratio.

At the Effective Time, each outstanding and unexercised warrant (“Legacy QuantumScape Warrant”) to purchase shares of Legacy QuantumScape capital stock was automatically converted into a warrant to purchase a number of shares of the applicable class of Common Stock (such warrant, the “Exchanged Warrant”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy QuantumScape common stock subject to such Legacy QuantumScape Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy QuantumScape Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Warrant continued to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy QuantumScape Warrant immediately prior to the Effective Time.

Each option to purchase shares of Legacy QuantumScape common stock (a “Legacy QuantumScape Option”) that was outstanding immediately prior to the Effective Time, whether vested or unvested, was converted into an option to purchase a number of shares of the applicable class of Common Stock that the Legacy QuantumScape Option covered (such option, an “Exchanged Option”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy QuantumScape Common Stock subject to such Legacy QuantumScape Option immediately prior to the Effective Time and (ii) the Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Legacy QuantumScape Option immediately prior to the Effective Time, divided by (B) the Exchange Ratio. Except as specifically provided in the Business Combination Agreement, following the Effective Time, each Exchanged Option continued to be governed by the same terms and conditions (including vesting and exercisability terms) as were applicable to the corresponding former Legacy QuantumScape Option immediately prior to the Effective Time.

Each share of restricted stock granted under Legacy QuantumScape’s option plans or acquired via the early exercise of Legacy QuantumScape’s options, immediately prior to the Closing (“Legacy QuantumScape Restricted Stock”) that was outstanding immediately prior to the Effective Time was converted into restricted shares of the applicable class of Common Stock that the pre-conversion Legacy QuantumScape Restricted Stock covered (such share of restricted Common Stock, an “Exchanged Restricted Stock”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares subject to a Legacy QuantumScape Restricted Stock immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged Restricted Stock continued be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former Legacy QuantumScape Restricted Stock immediately prior to the Effective Time.

Each outstanding restricted stock unit granted by Legacy QuantumScape, immediately prior to the Closing under Legacy QuantumScape option plans or otherwise (“Legacy QuantumScape RSU”) that was outstanding immediately prior to the Effective Time was converted into a restricted stock unit of the applicable class of Common Stock that the pre-conversion Legacy QuantumScape RSU covered (such restricted stock unit award covering Common Stock, an “Exchanged RSU”) equal to the product (rounded down to the nearest whole number) of (i) the number of shares of Legacy QuantumScape RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Exchanged RSU continued to be governed by the same terms and conditions (including transfer restrictions and repurchase right terms) as were applicable to the corresponding former Legacy QuantumScape RSU immediately prior to the Effective Time.

Immediately prior to the Effective Time, the obligation to purchase shares of Legacy QuantumScape’s Series F Preferred Stock, par value $0.0001 per share (“Legacy QuantumScape Series F Preferred Stock”), upon satisfaction of certain milestones, if still outstanding, became an obligation to purchase, upon satisfaction of the milestones, shares of Class A Common Stock equal in number to the shares of Class A Common Stock that would have been issued in the Merger in exchange for such shares of Legacy QuantumScape Series F Preferred Stock if such shares of Legacy QuantumScape Series F Preferred Stock had been outstanding prior to the Merger.

As of the open of trading on November 27, 2020, the Common Stock and warrants of QuantumScape Corporation, formerly those of KCAC, began trading on The New York Stock Exchange (“NYSE”) as “QS” and “QS.W”, respectively.

As used in this Current Report on Form 8-K henceforward, unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” “Registrant,” “we,” “us” and “our” refer to the parent entity formerly named Kensington Capital Acquisition Corp., after giving effect to the Business Combination, and as renamed QuantumScape Corporation.

A description of the Business Combination and the terms of the Business Combination Agreement are included in the proxy statement/prospectus/information statement filed with the Securities and Exchange Commission (the “SEC”) on November 12, 2020 (the “Proxy Statement”) in the sections entitled “The Business Combination” beginning on page 93 and “The Business Combination Agreement” beginning on page 107 of the Proxy Statement.

On November 25, 2020, a number of purchasers (each, a “Subscriber”) purchased from the Company an aggregate of 50,000,000 shares of Class A Common Stock (the “PIPE”), for a purchase price of $10.00 per share and an aggregate purchase price of $500.0 million (the “PIPE Shares”), pursuant to separate subscription agreements (each, a “Subscription Agreement”) entered into effective as of September 2, 2020. Pursuant to the Subscription Agreements, the Company gave certain registration rights to the Subscribers with respect to the PIPE Shares. The sale of PIPE Shares was consummated concurrently with the closing of the Business Combination (the “Closing”).

A description of the Subscription Agreements is included in the Proxy Statement in the section entitled “Certain Agreements Related to the Business Combination—Subscription Agreements” on page 123 of the Proxy Statement.

The foregoing descriptions of each of the Business Combination Agreement and the Subscription Agreements is a summary only and is qualified in their entirety by the full text of the Business Combination Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference, and the Subscription Agreements, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

As of November 25, 2020, there were approximately 189,469,223 shares of Class A Common Stock and 158,271,287 shares of Class B Common Stock issued and outstanding.

The foregoing description of the Business Combination does not take into account the sale and issuance on December 1, 2020 of 15,221,334 shares of Class A Common Stock to Volkswagen Group of America Investments, LLC (“VGA”) for an aggregate purchase price of $100 million, and 15,221,334 shares of Class A Common Stock that are issuable to VGA for $100 million by the end of the first quarter of 2021, subject to completion of a certain technical milestone.

Item 1.01	Entry into a Material Definitive Agreement.

Stockholder Lock-Up Agreements

In connection with the transactions contemplated by the Business Combination Agreement (the “Transactions”), on November 25, 2020, the Company and certain stockholders of Legacy QuantumScape entered into a lock-up agreement, pursuant to which they agreed, subject to customary exceptions, not to transfer shares of Common Stock for a period of 180 days after the Closing Date.

The foregoing description of the lock-up agreement is qualified in its entirety by the full text of the form of lock-up agreement, a copy of which is attached hereto as Exhibit 10.3 and incorporated herein by reference.

Indemnification Agreements

In connection with the Transactions, on November 25, 2020, the Company entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements provide the directors and executive officers with contractual rights to indemnification and advancement for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of the Company’s directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at the Company’s request.

The foregoing description of the indemnification agreements is qualified in its entirety by the full text of the form of indemnification agreement, which is attached hereto as Exhibit 10.7 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

At a special meeting of the Company’s stockholders held on November 25, 2020 (the “Special Meeting”), the Company’s stockholders approved the Business Combination. On November 25, 2020, the parties to the Business Combination Agreement completed the Business Combination.

Immediately after giving effect to the completion of the Business Combination and the issuance of the PIPE Shares, there were outstanding:

•	approximately 189,469,223 shares of Class A Common Stock;

•	approximately 158,271,287 shares of Class B Common Stock;

•	approximately 18,149,989 warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share;

•	approximately 521,693 warrants, each exercisable for one share of Class A Common Stock at a price of $2.5877 per share; and

•	approximately 501,047 warrants, each exercisable for one share of Class B Common Stock at a price of $0.5473 per share.

The material terms and conditions of the Business Combination Agreement are described in the section “The Business Combination Agreement” beginning on page 107 of the Proxy Statement, which are incorporated herein by reference.

FORM 10 INFORMATION

Cautionary Note Regarding Forward-Looking Statements

The Company makes forward-looking statements in this Current Report on Form 8-K and in documents incorporated herein by reference. All statements, other than statements of present or historical fact included in or incorporated by reference in this Current Report on Form 8-K, regarding the Company’s future financial performance, as well as the Company’s strategy, future operations, financial position, estimated revenues, and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this Current Report on Form 8-K, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations, assumptions, hopes, beliefs, intentions and strategies regarding future events and are based on currently available information as to the outcome and timing of future events. The Company cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company, incident to its business.

These forward-looking statements are based on information available as of the date of this Current Report on Form 8-K, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

As a result of a number of known and unknown risks and uncertainties, the Company’s actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•

the Company’s ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Closing;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the effect of the COVID-19 pandemic on the Company’s business;

•	the Company’s financial and business performance following the Business Combination, including financial projections and business metrics;

•	changes in the Company’s strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects and plans;

•	the implementation, market acceptance and success of the Company’s business model;

•	the Company’s ability to scale in a cost-effective manner;

•	the Company’s ability to raise capital;

•	developments and projections relating to the Company’s competitors and industry;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	the Company’s relationship with VGA and certain of its affiliates (“Volkswagen”), including the development of its joint venture arrangements with Volkswagen and as a potential customer.

•	other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 41 of the Proxy Statement, which is incorporated herein by reference.

Business and Properties

The business and properties of KCAC and Legacy QuantumScape prior to the Business Combination are described in the Proxy Statement in the sections entitled “Information About Kensington” beginning on page 197 and “Information About QuantumScape” beginning on page 156 of the Proxy Statement, which are incorporated herein by reference.

The Company’s investor relations website is located at https://ir.quantumscape.com. The Company uses its investor relations website to post important information for investors, including news releases, analyst presentations, and supplemental financial information, and as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor the Company’s investor relations website, in addition to following press releases, SEC filings and public conference calls and webcasts. The Company also makes available, free of charge, on its investor relations website under “Financials—SEC Filings,” its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC.

Risk Factors

The risks associated with the Company’s business are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 41 of the Proxy Statement, which is incorporated herein by reference.

Selected Historical Financial Information

The selected historical consolidated financial information and other data for the six months ended June 30, 2020 and 2019 and the years ended December 31, 2019 and 2018, and the selected consolidated balance sheet as of June 30, 2020 December  31, 2019 and 2018 for Legacy QuantumScape are included in the Proxy Statement in the section entitled “Selected Historical Consolidated Financial Information of QuantumScape” beginning on page 34 of the Proxy Statement, which is incorporated herein by reference.

Unaudited Consolidated Financial Statements

The unaudited consolidated financial statements as of and for the nine months ended September 30, 2020 of Legacy QuantumScape set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the SEC. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy QuantumScape’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Legacy QuantumScape as of and for the years ended December  31, 2019 and 2018 and the related notes included in the Proxy Statement, the section entitled “QuantumScape’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 179 of the Proxy Statement and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included herein.

Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of June 30, 2020 for the six months ended June 30, 2020 and, the year ended December  31, 2019 is included in the Proxy Statement in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 73 of the Proxy Statement, which is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operations of Legacy QuantumScape for prior to the Business Combination is included in the Proxy Statement in the section entitled “QuantumScape Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 179 of the Proxy Statement, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operations of Legacy QuantumScape as of and for the nine months ended September 30, 2020 is set forth below.

The following discussion and analysis provides information that the Company’s management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read together with the historical consolidated financial statements and related notes and unaudited pro forma condensed financial information that are included elsewhere or incorporated by reference in this Current Report on Form 8-K. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. The Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 41 of the Proxy Statement or in other parts of this Current Report on Form 8-K. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “Legacy QuantumScape”, “the Company”, “we”, “us” and “our” refer to the business and operations of Legacy QuantumScape and its consolidated subsidiaries prior to the Business Combination and to QuantumScape, Corparation and its consolidated subsidiaries, following the Closing.

Overview

Legacy QuantumScape is developing next generation battery technology for electric vehicles (“EVs”) and other applications. It believes that its technology will enable a new category of battery that meets the requirements for broader market adoption. The lithium-metal solid-state battery technology that Legacy QuantumScape is developing is being designed to offer greater energy density, longer life, faster charging, and greater safety when compared to today’s conventional lithium-ion batteries.

Legacy QuantumScape is a development stage company with no revenue to date that has incurred a net loss of approximately $405.2 million for the nine months ended September 30, 2020 and an accumulated deficit of approximately $701.1 million from its inception through September 30, 2020.

The Business Combination

The disclosure set forth in the “Introductory Note” above with respect to the completion of the Business Combination is incorporated by reference into this Item 2.01.

The Business Combination is accounted for as a reverse recapitalization. Legacy QuantumScape is deemed the accounting predecessor and the combined entity will be the successor SEC registrant, meaning that Legacy QuantumScape’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. Under this method of accounting, KCAC is treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results are expected to be an estimated $957 million net increase in cash and cash equivalents (as compared to Legacy QuantumScape’s consolidated balance sheet at September 30, 2020) and an estimated $1.7 billion net increase in total stockholders’ equity (as compared to Legacy QuantumScape’s consolidated balance sheet at September 30, 2020) – both of which include, $230 million cash in KCAC’s trust account, $500 million in gross proceeds from the issuance of PIPE, Shares and $288 million in gross proceeds from the sale of Legacy QuantumScape Series F Preferred Stock on November 25, 2020 and the sale of the Class A Common Stock to VGA on December 1, 2020. Total transaction costs are estimated at approximately $52 million. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this Current Report on Form 8-K. The foregoing description of the Business Combination does not take into account the equity investment by VGA of $100 million that is subject to completion of a certain technical milestone by the end of the first quarter of 2021.

As a result of the Business Combination Legacy, QuantumScape will become the successor to an SEC-registered and NYSE-listed company, which will require Legacy QuantumScape to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. Legacy QuantumScape expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, and additional internal and external accounting, legal, and administrative resources, including increased personnel costs, audit and other professional service fees.

Litigation Relating to the Business Combination

On October 2, 2020, a putative class action lawsuit was filed in the Supreme Court of the State of New York by a purported KCAC stockholder in connection with the Business Combination: Sanchez v. Kensington Capital Acquisition Corp., et al., Index No. 654941/2020 (Sup. Ct. N.Y. Cnty.). The complaint names KCAC and certain current and former members of KCAC’s board of directors as defendants. The complaint alleges, among other things, breach of fiduciary duty claims against KCAC’s board of directors in connection with the Business Combination. Legacy QuantumScape as the surviving company will inherit the litigation after the Closing.

Key Trends, Opportunities and Uncertainties

We are pre-revenue company; we believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the Proxy Statement in the section entitled “Risk Factors” beginning on page 41 of the Proxy Statement, which is incorporated herein by reference.

Product Development

Major remaining development activities include, but are not limited to:

•

Multi-layering. To date, we have only produced single-layer solid-state battery cells at the commercially required size. In order to produce commercially-viable solid-state battery cells, we must produce battery cells consisting of over one hundred layers. We will need to overcome the developmental challenges to stack these layers and implement the appropriate cell design for our solid-state battery cell.

•	Continued improvement in the solid-state separator. We are working to improve the reliability and performance of our solid-state separator, including decreasing the thickness.

•

Integration of advanced cathode materials. We benefit from industry cathode chemistry improvements and/or cost reduction. Our solid-state separator platform is being designed to enable some of the most promising next-generation cathode technologies, including high voltage or high capacity cathode active materials.

Our team of over 250 scientists, engineers, technicians, and other staff is highly motivated and committed to solving these challenges ahead. However, any delays in the completion of these tasks will require additional cash use and delay market entry. For reference, we are forecasted to spend approximately $20 million in the fourth quarter of 2020 on research and development and general and administrative expenses; accordingly, a six-month delay at this rate of spending would utilize approximately $40 million. As we grow our team, size of engineering pilot line, and materials consumption, the rate of cash utilization as a function of time will also increase significantly.

Process Development

Our architecture depends on our proprietary solid-state ceramic separator which we will manufacture ourselves. Though our separator’s design is unique, its manufacturing relies on well-established, high-volume production processes currently deployed globally in other industries at large scale.

The solid-state separator is being designed to enable our ‘anode-free’ architecture. As manufactured, the cell has no anode; the lithium-metal anode is formed during the first charge of the cell; 100% of the lithium that forms the anode comes from the cathode material we purchase. Eliminating the anode bill of materials and associated manufacturing costs found in conventional lithium-ion cells could result in a meaningful cost of goods sold advantage for us. In addition, our solid-state battery cell is being designed to reduce the time and capital-intensity of the formation process step as compared to conventional lithium-ion manufacturing.

We are focused on both the continued expansion of the throughput and capability of our San Jose engineering line as well as the planning and execution of our initial 1GWh pilot facility (the “Pilot Facility,”) our first commercial manufacturing facility.

Continued expansion of the throughput and capability of our San Jose engineering line serves two purposes. First, the engineering line provides a sufficient quantity of solid-state separators and cells for internal development and for customer sampling. And second, our San Jose engineering line provides the basis for continued manufacturing process development and helps inform tool selection and specifications for equipment for our Pilot Facility. Delays in the successful buildout of our San Jose engineering line may impact both our development and the Pilot Facility timelines.

Capturing our forecasted cost advantage at scale as compared to conventional lithium-ion cells will require our team to continue process development to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated of mature battery, battery material, and ceramic manufacturing processes. Notably, heat treatment of ceramic parts is a process step in ceramic manufacturing critical to both quality and product cost. We believe achieving required process cost advances is possible; our processes are designed around tools which are already used at scale in the battery or ceramics industries. In addition, we are investigating alternative processing methods that may further increase the capital efficiency of the process. However, delay or failure on these fronts, and in particular with respect to ceramic heat treatment, would result in a higher cost of goods sold, which may limit our ability to profitably sell our batteries.

Commercialization

We will continue developing our battery technology with the goal of enabling commercial production in 2024. We have validated the performance capabilities of our solid-state separator and battery technology in single-layer cells. We are now working to develop multi-layer cells, to continue improving yield and performance and to optimize all components of the cell. We will continue to work to further develop the volume manufacturing processes to enable high volume manufacturing and minimize manufacturing costs. We will continue to work on increasing the yield of our separators to reduce scrappage and to increase utilization of manufacturing tools. The funds available upon the Closing will enable us to expand and accelerate research and development activities and undertake additional initiatives. Finally, we will continue to use our engineering line in San Jose, California to prepare for high volume manufacturing and plan our first commercial production Pilot Facility through our joint venture partnership with Volkswagen.

The joint venture partnership with Volkswagen is described in the Proxy Statement in the section entitled “Information about QuantumScape” and the sub-section titled “Joint Venture Relationship” beginning on page 166 of the Proxy Statement, which is incorporated herein by reference.

The Pilot Facility to be built and run by QSV Operations LLC (“QSV”), the joint venture between Legacy QuantumScape and Volkswagen and the 20GWh expansion of the Pilot Facility (the “20GWh Expansion Facility”) would represent a small fraction of Volkswagen’s demand for batteries and implies vehicle volumes under 2% of Volkswagen’s total production in 2019, assuming a 100KWh pack size. Our goal is to significantly expand the production capacity of the joint venture, in partnership with Volkswagen, to meet more of their projected demand. While we expect Volkswagen will be the first to commercialize vehicles using our battery technology, we intend to work closely with other automotive original equipment manufacturers (“OEMs”) to make our solid-state battery cells widely available over time. We are focused on automotive EV applications, which has the most stringent set of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics such as smartphones and wearables.

Our technology enables a variety of business models. In addition to joint ventures, such as the one with Volkswagen, we may operate solely-owned manufacturing facilities or license technology to other manufacturers. Where appropriate, we may build and sell separators rather than complete battery cells. We intend to continue to invest in research and development to improve battery cell performance, improve manufacturing processes, and reduce cost.

Market Focus

We are focused on automotive EV applications, which has the most stringent set of requirements for batteries. However, we recognize that our solid-state battery technology has applicability in other large and growing markets including stationary storage and consumer electronics such as smartphones and wearables.

Access to Capital

Following the Business Combination and assuming we experience no significant delays in the research and development of our solid-state battery cells, we believe that our cash resources are sufficient to fund our start of production, including our share of contributions to our Pilot Facility with Volkswagen.

Regulatory Landscape

We operate in an industry that is subject to many established environmental regulations, which have generally become more stringent over time, particularly in hazardous waste generation and disposal and pollution control. Regulations in our target markets include economic incentives to purchasers of EVs, tax credits for EV manufacturers, and economic penalties that may apply to a car manufacturer based on its fleet-wide emissions which may indirectly benefit us in that the regulations will expand the market size of EVs. While we expect environmental regulations to provide a tailwind to our growth, it is possible for certain regulations to result in margin pressures. Trade restrictions and tariffs, while historically minimal between the European Union and the United States where most of our production and sales are expected, are subject to unknown and unpredictable change that could impact our ability to meet projected sales or margins.

Basis of Presentation

We currently conduct our business through one operating segment. As a pre-revenue company with no commercial operations, our activities to date have been limited and were conducted primarily in the United States. Our historical results are reported under GAAP and in U.S. dollars. Upon commencement of commercial operations, we expect to expand our global operations substantially, including in the United States and the European Union, and as a result we expect our future results to be sensitive to foreign currency transaction and translation risks and other financial risks that are not reflected in our historical financial statements. As a result, we expect that the financial results we report for periods after we begin commercial operations will not be comparable to the financial results included in the Proxy Statement or filed as an exhibit to this Current Report on Form 8-K.

Components of Results of Operations

We are a research and development stage company and our historical results may not be indicative of our future results for reasons that may be difficult to anticipate. Accordingly, the drivers of our future financial results, as well as the components of such results, may not be comparable to our historical or projected results of operations.

Research and Development Expense

To date, our research and development expenses have consisted primarily of personnel-related expenses for scientists, experienced engineers and technicians as well as costs associated with the expansion and ramp up of our engineering facility in San Jose, California, including the material and supplies to support the product development and process engineering efforts. As we ramp up our engineering operations to complete the development of our solid-state, lithium-metal batteries and required process engineering to meet automotive cost targets, we anticipate that research and development expenses will increase significantly for the foreseeable future as we expand our hiring of scientists, engineers, and technicians and continue to invest in additional plant and equipment for product development (e.g. multi-layer cell stacking, packaging engineering), building prototypes, and testing of battery cells as our team works to meet the full set of automotive product requirements.

General and Administrative Expense

General and administrative expenses consist mainly of personnel-related expenses for our executive, sales and marketing and other administrative functions and expenses for outside professional services, including legal, accounting and other advisory services. We are rapidly expanding our personnel headcount, in anticipation of planning for and supporting the ramping up of commercial manufacturing operations and becoming a public company upon the Closing. Accordingly, in addition to the non-recurring transaction costs discussed above, we expect our general and administrative expenses to increase significantly in the near term and for the foreseeable future. Upon commencement of commercial operations, we also expect general and administrative expenses to include facilities, marketing and advertising costs.

Other Income (Expense)

Our other income (expense) consists of interest income from marketable securities, sublease income, interest expense related to fair value adjustments for outstanding convertible preferred stock warrants, and other expense related to fair value adjustment for the convertible preferred stock tranche liabilities. We expect to incur an incremental expense for the fair value adjustments for the outstanding convertible preferred stock warrants at the end of each reporting period or through the exercise of the warrants. We also expect to incur an incremental expense for the fair value adjustments for the outstanding convertible preferred stock tranche liabilities at the end of each reporting period until the exercise of the commitments.

Income Tax Expense / Benefit

Our income tax provision consists of an estimate for U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities, and changes in the tax law. We a valuation allowance against the full value of our U.S. and state net deferred tax assets because maintain we believe the recoverability of the tax assets is not more likely than not.

Results of Operations

Comparison of the Nine Months Ended September 30, 2020 to the Nine Months Ended September 30, 2019

The following table sets forth our historical operating results for the periods indicated:

	Nine Months Ended September 30,		$	%
	2020	2019	Change	Change
	Unaudited
Operating expenses:
Research and development	$42,373	$33,084	$9,289	28%
General and administrative	8,460	7,637	823	11%

Total operating expenses	50,833	40,721	10,112	25%

Loss from operations	(50,833)	(40,721)	(10,112)	25%
Other (expense) income:
Interest expense	(8,947)	(1)	(8,946)	na
Interest income	962	2,925	(1,963)	-67%
Other income	760	817	(57)	-7%
Other expense	(347,120)	—	(347,120)	na

Total other (expense) income:	(354,345)	3,741	(358,086)	-9572%

Net loss	(405,178)	(36,980)	(368,198)	996%
Less: Net (loss) income attributable to non-controlling interest, net of tax of $0 for the nine-months ended September 30, 2020 and 2019	(6)	15	(21)	-140%

Net loss attributable to common stockholders	$(405,172)	$(36,995)	$(368,177)	995%

Net loss	$(405,178)	$(36,980)	$(368,198)	996%
Other comprehensive (loss) income:
Unrealized (loss) gain on marketable securities	(50)	125	(175)	-140%

Total comprehensive loss	(405,228)	(36,855)	(368,373)	1000%
Less: Comprehensive (loss) income attributable to non-controlling interest	(6)	15	(21)	-140%

Comprehensive loss attributable to common stockholders	$(405,222)	$(36,870)	$(368,352)	999%

Basic and Diluted net loss per share	$(36.03)	$(3.31)	$(32.73)	990%
Basic and Diluted weighted-average common shares outstanding	11,244,365	11,186,064	58,302	1%

Research and Development

Research and development expenses increased by $9.3 million, or 28%, from $33.1 million in the nine months of 2019 to $42.4 million in the nine months of 2020. The increase primarily resulted from the $3.5 million increase in personnel cost due to the growth in research and development headcount to support the increase of technology development and an increase of $1.1 million in material supplies to support the increase of research and development cell builds in commercial form factor. Additionally, non-cash stock-based compensation expense increased $2.7 million from $2.8 million for the nine months of 2019 to $5.5 million for the nine months of 2020 due to the effect of refresh option grants in June 2019 and retention restricted stock unit (“RSU”) grants to employees in August 2020.

General and Administrative

General and administrative expenses increased by $0.8 million, or 11%, from $7.6 million in the nine months of 2019 to $8.5 million in the nine months of 2020, primarily due to the increase of $1.7 million for stock-based compensation in the nine months of 2020 due to the effect of employee refresh option grants in June 2019, option grants to Legacy QuantumScape directors in December 2019 and retention RSU grants to employees in August 2020, offset by reduced professional services fees of $0.7 million.

Interest expense

Interest expense of $8.9 million represents the non-cash mark to market fair value adjustment of the Legacy QuantumScape Preferred Series A and Preferred Series C warrants. The increase in the fair value of the warrants is due to the accretion in the valuation of the underlying convertible preferred stock in contemplation of the Business Combination as of September 30, 2020.

Interest Income

Interest income decreased $2.0 million in the nine months of 2020 compared to the nine months of 2019. The decrease was due to reduction of market interest rate and due to the decrease of our marketable securities balance.

Other Income

Other income for the nine months of 2020 consisted of the receipt for a legal settlement compared to other income for the nine months of 2019 was related to sublease income.

Other Expense

Other expense of $347.1 million represents the non-cash fair value adjustment of the preferred stock tranche liabilities. In May 2020 and August 2020, we entered into the commitment to sell, and investors commitment to buy, the Preferred Series F redeemable convertible stocks totaling up to $388 million in gross proceeds. Approximately $288.0 million is expected to close by December 1, 2020 and $100.0 million by March 31, 2021, contingent on Legacy QuantumScape’s meeting a technical milestone. The commitments are considered free standing financial instruments and are subject to fair value measurement at issuance and at each reporting period. KCAC’s stock price is a key input into the valuation model of the fair value of the convertible preferred stock tranche liabilities. KCAC’s stock price increased significantly during the quarter ended September 30, 2020 resulting in the increase in the fair value of the liabilities of $347.1 million as of September 30, 2020.

Liquidity and Capital Resources

Since inception, we have financed our operations primarily from the sales of redeemable convertible preferred stock. As of September 30, 2020, our principal sources of liquidity were our cash and cash equivalents and marketable securities in the amount of $80.0 million. Our cash equivalents are invested primarily in U.S. Treasury money market funds and our marketable securities are primarily invested in U.S. Treasury notes and bonds.

As of the date of this Current Report on Form 8-K, Legacy QuantumScape has yet to generate any revenue from its business operations. To date, Legacy QuantumScape has funded its capital expenditure and working capital requirements through equity as further discussed below. Legacy QuantumScape’s ability to successfully develop its products, commence commercial operations and expand its business will depend on many factors, including its working capital needs, the availability of equity or debt financing and, over time, its ability to generate cash flows from operations.

As of September 30, 2020, Legacy QuantumScape’s cash and cash equivalents and marketable securities amounted to $80.0 million. On a pro forma basis, assuming the stockholder approval, the Closing and the closings of Legacy QuantumScape Series F preferred Stock financing, Legacy QuantumScape’s cash and cash equivalents and marketable securities would have amounted to approximately $1,037 million on September 30, 2020, net of $52 million transaction expenses and $0.2 million redemptions by KCAC’s stockholders. From May 2020 to August 2020, Legacy QuantumScape entered into agreements with existing and new investors to issue 14.7 million shares of Legacy QuantumScape Series F Preferred Stock for an aggregate amount of $388 million in cash. Of this amount $100 million is due to be funded on December 1, 2020, $188 million is due to be funded on the date the Business Combination closes, and the remaining $100 million is subject to completion of a certain technical milestone by the end of the first quarter of 2021. Since the second tranche is expected to be funded after the Closing, QuantumScape will reserve shares of Class A Common Stock to be issued in lieu of Legacy QuantumScape Series F Preferred Stock.

Legacy QuantumScape expects its capital expenditures and working capital requirements to increase materially in the near future, as it seeks to accelerate its research and development efforts and scale up the phase 1 pilot production operations with its joint venture partner. QuantumScape believes that its cash on hand following the Closing, including the net proceeds from KCAC’s cash in trust, the PIPE and Legacy QuantumScape Series F Preferred Stock financing will be sufficient to meet its working capital and capital expenditure requirements for a period of at least twelve months from the date of this Current Report on Form 8-K and sufficient to fund its operations until it commences production of the Legacy QuantumScape solid-state battery through the first commercial sales, assuming Legacy QuantumScape is able to do so as currently contemplated. Legacy QuantumScape may, however, need additional cash resources due to changed business conditions or other developments, including unanticipated delays in negotiations with OEMs and tier-one automotive suppliers or other suppliers, supply chain challenges, disruptions due to the COVID-19 pandemic, competitive pressures, and regulatory developments, among other developments. To the extent that Legacy QuantumScape’s current resources are insufficient to satisfy its cash requirements, Legacy QuantumScape may need to seek additional equity or debt financing. If the financing is not available, or if the terms of financing are less desirable than Legacy QuantumScape expects, Legacy QuantumScape may be forced to decrease its level of investment in product development or scale back its operations, which could have an adverse impact on its business and financial prospects.

Cash Flows

The following table provides a summary of Legacy QuantumScape’s cash flow data for the periods indicated:

	Nine Months Ended September 30
	2020	2019
Amount in thousands
Net cash (used in) operating activities	$(34,114)	$(30,587)
Net cash provided by investing activities	23,455	26,123
Net cash (used in) provided by financing activities	(2,171)	266

Cash Flows from Operating Activities

Legacy QuantumScape’s cash flows used in operating activities to date have been primarily comprised of payroll, material and supplies, facilities expense, and professional service related to research and development and general and administrative activities. As Legacy QuantumScape continues to ramp up hiring for technical headcounts to accelerate its engineering efforts ahead of starting the pilot line operations, Legacy QuantumScape expects its cash used in operating activities to increase significantly before it starts to generate any material cash flows from its business.

Net cash used in operating activities was $34.1 million in the nine months of 2020. The most significant component of Legacy QuantumScape’s cash used during the nine month period ended September 30, 2020 was a net loss of $405.2 million, which included non-cash expenses of $5.2 million related to depreciation and amortization, $9.3 million related to stock based compensation, $8.9 million for the change in the fair value of outstanding convertible preferred stock warrants, and $347.1 million for the issuance and change in the fair value of the convertible preferred stock tranche liabilities.

Net cash used in operating activities was $30.6 million in the nine months of 2019. The most significant component of Legacy QuantumScape’s cash used during the nine months period ended September 30, 2019 was a net loss of $37.0 million, which included non-cash expenses of $3.8 million related to depreciation and amortization and $4.8 million related to stock based compensation.

Cash Flows from Investing Activities

Legacy QuantumScape’s cash flows from investing activities, to date, have been comprised of purchases of property and equipment and purchases and maturities of our marketable securities. Legacy QuantumScape expects the costs to acquire property and equipment to increase substantially in the near future as it needs to fully build out its engineering lines as well as acquire the property and equipment for the pilot line of the separator and cell manufacturing operations.

Legacy QuantumScape net cash provided by investing activities was $23.5 million in the nine months of 2020 compared to $26.1 million for the nine months of 2019. Cash used for property and equipment purchases in the nine months of 2020 was $13.9 million, a significant increase over the $5.7 million of cash used for equipment purchases in the nine months of 2019.

Cash Flows from Financing Activities

Through September 30, 2020, Legacy QuantumScape has financed its operations primarily through the sale of equity securities. In addition, Legacy QuantumScape has entered into agreements for the sale of Legacy QuantumScape Series F Preferred Stock for $388 million (before fees and expenses) in gross proceeds, of which the purchase commitment for $100 million is subject to completion of a certain technical milestone by the end of the first quarter of 2021.

Net cash used in financing activities was $2.2 million in the nine months of 2020 compared to $0.3 million provided in the nine months 2019. The net cash used during the nine months of 2020 was due the payment of fees associated with the Business Combination and Legacy QuantumScape’s preferred Series F financing of $2.5 million.

Contractual Obligations and Commitments

Legacy QuantumScape currently leases its headquarters space in the San Jose, California area under a single lease classified as an operating lease expiring on January 23, 2023. The lease contains provision for an extension of 60 months. Legacy QuantumScape has not commenced the lease extension negotiation yet and expects to do so prior to the expiration of its existing lease. However, as the exercise of the option was reasonably certain, the option period has been included in the calculation of right of use and lease liability at the adoption date of January 1, 2019 as well as the obligations table below.

The following table summarizes Legacy QuantumScape’s contractual obligations and other commitments for cash expenditures as of September 30, 2020 and the years in which these obligations are due:

	Payments Due by Period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 years
Contractual Obligations
Operating lease	$17,927	$1,994	$4,168	$4,619	$7,146

Total	$17,927	$1,994	$4,168	$4,619	$7,146

There have been no material changes since December 31, 2019.

Off-Balance Sheet Arrangements

QuantumScape is not a party to any off-balance sheet arrangements, as defined under SEC rules.

Critical Accounting Policies and Estimates

Legacy QuantumScape’s financial statements have been prepared in accordance with GAAP. In the preparation of these financial statements, Legacy QuantumScape is required to use judgment in making estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the financial statements, as well as the reported expenses incurred during the reporting periods.

Legacy QuantumScape considers an accounting judgment, estimate or assumption to be critical when (1) the estimate or assumption is complex in nature or requires a high degree of judgment and (2) the use of different judgments, estimates and assumptions could have a material impact on the consolidated financial statements. Legacy QuantumScape’s significant accounting policies are described in Note 2 to its audited consolidated financial statements included elsewhere in this proxy statement/prospectus/information statement. Legacy QuantumScape has the critical accounting policies and estimates which are described below.

Stock-Based Compensation and Common Stock Valuation

Legacy QuantumScape recognizes the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. Cost is recognized on a straight-line basis over the service period, which is generally the vesting period of the award. Legacy QuantumScape reverses previously recognized costs for unvested options in the period that forfeitures occur. Legacy QuantumScape determines the fair value of stock options using the Black-Scholes option pricing model, which is impacted by the following assumptions:

•	Expected Term— Legacy QuantumScape uses the simplified method when calculating the expected term due to insufficient historical exercise data.

•	Expected Volatility—As Legacy QuantumScape’s shares are not actively traded, the volatility is based on a benchmark of comparable companies within the automotive and energy storage industries.

•	Expected Dividend Yield—The dividend rate used is zero as Legacy QuantumScape has never paid any cash dividends on common stock and does not anticipate doing so in the foreseeable future.

•	Risk-Free Interest Rate—The interest rates used are based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award.

Common Stock Valuations

The grant date fair value of Legacy QuantumScape common stock will typically be determined by Legacy QuantumScape’s board of directors with the assistance of management and a third-party valuation specialist. While Legacy QuantumScape has not yet determined our valuation approach for future grants, given its pre-revenue stage of development, management believes that an Option Pricing Model (“OPM”) may be the most appropriate method for allocating enterprise value to determine the estimated fair value of QuantumScape common stock. Application of the OPM involves the use of estimates, judgment, and assumptions that are highly complex and subjective, such as those regarding Legacy QuantumScape’s expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies, and the probability of future events. The deemed fair value for common stock for options and restricted stock units granted in August 2020 and September 2020 (prior to the announcement of the Business Combination) were based on the accreted estimated Business Combination price per the business combination agreement. There were no grants of options to purchase common stock or restricted stock units subsequent to September 2, 2020 for Legacy QuantumScape. Once the post-Business Combination common stock is publicly traded, the post-Business Combination board of directors intends to determine the fair value of the common stock based on the closing market price on or around the date of grant.

Redeemable Convertible Preferred Stock Warrant Liabilities

Warrants to purchase shares of redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets at fair value upon issuance because the underlying shares of redeemable convertible preferred stock are redeemable outside of the control of Legacy QuantumScape. The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as interest expense in the accompanying statements of operations and comprehensive loss. Legacy QuantumScape will continue to adjust the convertible preferred stock warrant liability for changes in fair value until the earlier of the exercise of the warrants, at which time the liability will be reclassified to redeemable convertible preferred stock, or the expiration of the warrants, at which time the entire amount would be reversed and reflected in the accompanying statements of operations and comprehensive loss. The redeemable convertible preferred stock warrant liabilities will increase or decrease each period based on the fluctuations of the fair value of the underlying security. We expect the fair value of the warrants to increase leading up to the Business Combination.

Redeemable Convertible Preferred Stock Tranche Liabilities

Firm commitments to purchase shares of redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets at fair value upon issuance because the underlying shares of redeemable convertible preferred stock are redeemable outside of the control of Legacy QuantumScape. The initial liability recorded is adjusted for changes in the fair value at each reporting date and recorded as other expense in the accompanying statements of operations and comprehensive loss. Legacy QuantumScape will continue to adjust the convertible preferred stock tranche liability for changes in fair value until the exercise of the commitments, at which time the liability will be reclassified to redeemable convertible preferred stock. The redeemable convertible preferred stock tranche liabilities will increase or decrease each period based on the fluctuations of the fair value of the underlying security. The fair value of the liability as of September 30, 2020 is based on the probability weighting of the closing of the Business Combination and the related fair value of the convertible preferred stock in each scenario. The probability weighting is considered a significant unobservable input (Level 3). The Company assumed a 75% probability of the transaction closing at September 30, 2020 and a 25% probability of the business combination not occurring.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

KCAC is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”)and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the Closing, the Company expects to remain an emerging growth company at least through the end of the 2020 fiscal year and the Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Recent Accounting Pronouncements

See Note 3 to the audited consolidated financial statements beginning on page F-12 of the Proxy Statement, which is incorporated herein by reference for more information about recent accounting pronouncements, the timing of their adoption, and Legacy QuantumScape’s assessment, to the extent it has made one, of their potential impact on Legacy QuantumScape’s financial condition and its results of operations and cash flows.

Quantitative and Qualitative Disclosures About Market Risk

Legacy QuantumScape is exposed to a variety of markets and other risks including the effects of change in interest rates, inflation and foreign currency translation and transaction risks as well as risks to the availability of funding sources, hazard events and specific asset risks.

Interest Rate Risk

The market interest risk in our financial instruments and our financial positions represents the potential loss arising from adverse changes in interest rates. As of September 30, 2020, we had cash and cash equivalents and marketable securities of $80.0 million, consisting of interest-bearing money market accounts and marketable securities for which the fair market value would be affected by change in the general level of U.S. interest rates. However, due to the short-term maturities and the low-risk profile of our investments, an immediate 10% change in the interest rate would not have a material effect on the fair market value of our cash and cash equivalents and marketable securities.

Foreign Currency Risk

Legacy QuantumScape’s functional currency is the U.S. dollar, while certain of Legacy QuantumScape’s current and future subsidiaries will be expected to have other functional currencies, reflecting their principal operating markets. Once Legacy QuantumScape commences phase 1 pilot operations, it expects to be exposed to both currency transaction and translation risk. To date, Legacy QuantumScape has not had material exposure to foreign currency fluctuations and has not hedged such exposure, although it may do so in the future.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers after the Closing is set forth in the Proxy Statement in the sections entitled “Management After the Business Combination” beginning on page 220 and “QuantumScape’s Executive Compensation” beginning on page 171 of the Proxy Statement, which are incorporated herein by reference.

Directors

As previously disclosed, at the Special Meeting, on November 25, 2020, Jagdeep Singh, Frank Blome, Brad Buss, John Doerr, Prof. Dr. Jürgen Leohold, Justin Mirro, Prof. Fritz Prinz, J.B. Straubel and Dipender Saluja were elected to serve as directors of the Company for a term expiring at the Company’s next annual meeting of stockholders. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 220 of the Proxy Statement, which is incorporated herein by reference. Each of Robert Remenar, Thomas LaSorda, Anders Pettersson, Mitchell Quain, Donald Runkle and Matthew Simoncini resigned as directors of the Company effective as of the Effective Time.

Independence of Directors

The Board has determined that each of the directors of the Company other than Messrs. Singh and Prinz qualify as independent directors, as defined under the listing rules of The New York Stock Exchange (the “NYSE listing rules”), and that the Board consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing rules relating to director independence requirements.

Committees of the Board of Directors

The standing committees of the Board consist of an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”) and a nominating and corporate governance committee (the “Nominating Committee”). Each of the committees reports to the Board.

Effective as of the Effective Time, the Board appointed Messrs. Buss, Saluja and Mirro to serve on the Audit Committee, with Mr. Buss serving as chair of the Audit Committee. The Board appointed Messrs. Straubel, Leohold and Buss to serve on the Compensation Committee, with Mr. Straubel serving as chair of the Compensation Committee. The Board appointed Messrs. Mirro, Doerr and Blome to serve on the Nominating Committee, with Mr. Mirro Serving as chair of the Nominating Committee.

Executive Officers

Effective as of the Effective Time, in connection with the Business Combination, the Board appointed Jagdeep Singh to serve as Chairman and Chief Executive Officer, Kevin Hettrich to serve as Chief Financial Officer, Dr. Timothy Holme to serve as Chief Technology Officer, Dr. Mohit Singh to serve as Chief Development Officer, Howard Lukens to serve as Chief Sales Officer and Michael McCarthy serve as Chief Legal Officer and Head of Corporate Development of the Company. Each of Justin Mirro, Robert Remenar, Daniel Huber and Simon Boag resigned as the Chief Executive Office and Chairman, President and Vice Chairman, Chief Financial Officer and Chief Technology Officer, respectively, effective as of the Effective Time. Biographical information for the new executive officers are set forth in the Proxy Statement in the section entitled “Management After the Business Combination” beginning on page 220 of the Proxy Statement, which is incorporated herein by reference.

Executive Compensation

The executive compensation for the Company’s directors and named executive officers is described in the Proxy Statement in the section entitled “QuantumScape’s Executive Compensation” beginning on page 171 of the Proxy Statement, which is incorporated herein by reference.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of November 25, 2020, after giving effect to the Closing, by:

•	each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock upon the Closing ;

•	each named executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership percentages set forth in the table below are based on approximately 189,469,223 shares of Class A Common Stock and 158,271,287 shares of Class B Common Stock issued and outstanding as of November 25, 2020 and do not take into account (i) the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to approximately 18,149,989 shares of Class A Common Stock that remain outstanding, (ii) the issuance of any shares of Class A Common Stock upon the exercise of warrants to purchase up to approximately 521,693 shares of Class A Common Stock at a price of $2.5877 per share, (iii) the issuance of any shares of Class B Common Stock upon the exercise of warrants to purchase up to approximately 501,047 shares of Class B Common Stock at a price of $0.5473 per share, (iv) the issuance of 15,221,334 shares of Class A Common Stock to VGA for an aggregate purchase price of $100 million on December 1, 2020 or (v) the issuance of 15,221,334 shares of Class A Common Stock that are issuable to VGA for $100 million by the end of the first quarter of 2021, subject to completion of a certain technical milestone.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned common stock and preferred stock.

Name of Beneficial Owner	Number of shares of Common Stock	%	% of Total Voting Power
Five Percent Holders
Volkswagen Group of America Investments, LLC(1)	55,773,871	16.04	12.28
Khosla Ventures III, LP(2)	35,440,404	10.19	17.55
Capricorn-Libra Investment Group, LLC(3)	23,419,739	6.73	8.44
KPCB Holdings, Inc., as nominee(4)	20,282,130	5.83	10.46
Directors and Named Executive Officers
Jagdeep Singh(5)	28,180,127	7.86	10.03
Howard Lukens(6)	3,885,003	1.11	1.57
Michael McCarthy(7)	2,847,390	*	*
Prof. Fritz Prinz(8)	13,484,541	3.88	7.61
Frank Blome(9)	55,773,871	16.04	12.28
Brad Buss(10)	304,426	*	*
John Doerr(11)	—	—	—
Prof. Dr. Jürgen Leohold(12)	328,443	*	*
Justin Mirro(13)	5,750,000	1.65	*
J.B. Straubel(14)	620,020	*	*
Dipender Saluja(15)	—	—	—
All Directors and Executive Officers as a Group (14 Individuals)(16)	131,319,650	35.49	39.77

*	Represents beneficial ownership of less than 1%.

(1)

Consists of 37,793,435 shares of Class A Common Stock and 17,980,436 shares of Class B Common Stock. The business address of Volkswagen Group of America Investments, LLC is 220 Ferdinand Porsche Dr. Herndon, VA 20171.

(2)	Consists of 4,830,503 shares of Class A Common Stock and 30,609,901 shares of Class B Common Stock. The business address of Khosla Ventures III, LP is 2128 Sand Hill Road Menlo Park, CA 94025.
(3)

Consists of 1,065,494 shares of Class A Common Stock held by Technology Impact Growth Fund, LP, 5,403,570 shares of Class A Common Stock held by TIGF Direct Strategies Fund LLC and 2,927,838 shares of Class A Common Stock and 14,022,837 shares of Class B Common stock held by Capricorn-Libra Investment Group, LLC. TIGF Partners, LLC is the general partner of Technology Impact Growth Fund, LP and the manager of TIGF Direct Strategies Fund LLC. TIGF Partners, LLC is wholly owned by Capricorn-Libra Investment Group, LLC. The business address of Technology Impact Growth Fund, LP is 250 University Avenue Palo Alto, CA 94301. The business address of TIGF Direct Strategies Fund LLC is 250 University Avenue Palo Alto, CA 94301. The business address of Capricorn-Libra Investment Group, LLC is 250 University Avenue Palo Alto, CA 94301.

(4)

Consists of 1,932,201 shares of Class A Common Stock and 18,349,929 shares of Class B Common Stock. The business address of KPCB Holdings, Inc., as nominee is 2750 Sand Hill Road, Menlo Park, CA 94025.

(5)

Consists of (a) options to purchase 8,592,100 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2020, (b) 2,010,874 shares of Class B Common Stock that are exercisable within 60 days of November 25, 2020, (c) 1,340,582 shares of Class B Common Stock held by Mr. Singh, (d) 4,021,750 shares of Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Roshni Singh 2020 Annuity Trust A dated September 1, 2020, (e) 4,021,750 shares of Class B Common Stock held in trust by Jagdeep Singh, Trustee of the Jagdeep Singh 2020 Annuity Trust A dated September 1, 2020, (f) 966,100 shares of Class A Common Stock and 5,541,385 shares of Class B Common Stock held in trust by Jagdeep Singh & Roshni Singh, Trustees of the Singh Family Trust UDT dated October 3, 1996, (g) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Kismet Diya Singh 2013 Trust dated July 31, 2013, (h) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Nageena Singh 2013 Trust dated July 31, 2013 and (i) 561,862 shares of Class A Common Stock held in trust by Tejbir Singh Phool, Trustee of the Noor Deepika Singh 2013 Trust dated July 31, 2013.

(6)

Consists of (a) options to purchase 1,198,478 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2020, (b) 1,922,394 shares of Class B Common Stock that are exercisable within 60 days of November 25, 2020 and (c) 764,131 shares of Class B Common Stock held by Mr. Lukens.

(7)

Consists of (a) options to purchase 1,902,282 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2020, (b) 124,673 shares of Class B Common Stock that are exercisable within 60 days of November 25, 2020 and (c) 820,435 shares of Class B Common Stock held by Mr. McCarthy.

(8)

Consists of (a) 8,390,327 shares of Class B Common Stock held by Prof. Prinz, (b) 1,340,582 shares of Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Marie Helen Prinz 2019 Trust dated June 17, 2019, (c) 1,340,582 shares of Class B Common Stock held in trust by Friedrich Prinz and Jagdeep Singh, Trustees of the Benedikt Prinz 2019 Trust dated June 17, 2019, (d) 1,206,525 shares of Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Gertrude Prinz Annuity Trust dated August 31, 2020, and (e) 1,206,525 shares of Class B Common Stock held in trust by Friedrich Prinz, Trustee of the Friedrich Prinz Annuity Trust dated August 31, 2020.

(9)

Consists of 37,793,435 shares of Class A Common Stock and 17,980,436 shares of Class B Common Stock held by Volkswagen. Mr. Blome, a member of our board of directors, is Head of Volkswagen’s Battery Center of Excellence.

(10)	Consists of 304,426 shares of Class A Common Stock held by Mr. Buss.
(11)

Mr. Doerr, a member of our board of directors, is the Chairman at Kleiner Perkins. Mr. Doerr disclaims beneficial ownership of all shares held by KPCB Holdings, Inc., as nominee referred to in footnote (4) above.

(12)	Consists of options to purchase 328,443 Class A Common Stock that are exercisable within 60 days of November 25, 2020.
(13)

Consists of (a) 4,005,102 shares of Class A Common Stock held by members of Kensington Capital Sponsor LLC, (b) 1,144,898 shares of Class A Common Stock held by Kensington Capital Partners, LLC, (c) 300,000 shares of Class A Common Stock held by the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020 and (d) 300,000 shares of Class A Common Stock held by the Kensington Capital Trust under agreement dated June 27, 2020. Justin Mirro, a member of our board of directors, is a managing member of the managing member of Kensington Capital Sponsor LLC. Consequently, Mr. Mirro may be deemed to share beneficial ownership of the shares held by the Kensington Capital Sponsor LLC. Mr. Mirro disclaims any beneficial ownership of the shares held by members of Kensington Capital Sponsor LLC other than to the extent he may have a pecuniary interest therein, directly or indirectly. Mr. Mirro is the managing member and sole owner of Kensington Capital Partners, LLC. Mr. Mirro is trustee of the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020. Mr. Mirro disclaims any beneficial ownership of the shares held by the Justin E. Mirro 2020 Qualified Annuity Trust under agreement dated June 27, 2020 other than to the extent he may have a pecuniary interest therein, directly or indirectly. Mr. Mirro’s spouse serves as the trustee of the Kensington Capital Trust under agreement dated June 27, 2020. Mr. Mirro disclaims any beneficial ownership of the shares held by the Kensington Capital Trust under agreement dated June 27, 2020 other than to the extent of any pecuniary interest he may have a pecuniary interest therein, directly or indirectly.

(14)

Consists of (a) options to purchase 217,846 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2020, (b) 219,474 shares of Class A Common Stock and (c) 182,700 shares of Class B Common Stock held by Mr. Straubel.

(15)

Mr. Saluja, a member of our board of directors, is Managing Director of Capricorn-Libra Investment Group, LLC. Mr. Saluja disclaims beneficial ownership of all shares held by Capricorn-Libra Investment Group, LLC referred to in footnote (3) above.

(16)

Consists of (a) options to purchase 17,911,914 shares of Class A Common Stock that are exercisable within 60 days of November 25, 2020, (b) 4,391,745 shares of Class B Common Stock that are exercisable within 60 days of November 25, 2020, (c) 46,951,006 shares of Class A Common Stock and (d) 62,064,985 shares of Class B Common Stock.

Certain Relationships and Related Transactions

The certain relationships and related party transactions of the Company are described in the Proxy Statement in the section entitled “Certain QuantumScape Relationships and Related Person Transactions” beginning on page 192 of the Proxy Statement, which is incorporated herein by reference.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement in the section entitled “Information About QuantumScape—Legal Proceedings” on page 170 of the Proxy Statement, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Market Information and Holders

The information set forth in the section entitled “Price Range of Securities and Dividends” on page 256 of the Proxy Statement is incorporated herein by reference. Additional information regarding holders of the Company’s securities is set forth in the section entitled “Description of Registrant’s Securities to be Registered” below.

The Common Stock, KCAC warrants and KCAC units (consisting of one share of Common Stock and one warrant, the “Units”) were historically quoted on the NYSE under the symbols “KCAC”, “KCAC WS” and “KCAC.U”, respectively. At the Effective Time, the Units automatically separated into the component securities and, as a result, no longer trade as a separate security. On November 25, 2020, the Common Stock and KCAC warrants began trading on the NYSE under the new trading symbols “QS” and “QS.W”, respectively.

As of the Closing Date, the Company had approximately 189,469,223 shares of the Class A Common Stock issued and outstanding held of record by 135 holders and approximately 158,271,287 shares of Class B Common Stock held of record by 50 holders, approximately 18,149,989 warrants, each exercisable for one share of Class A Common Stock at a price of $11.50 per share, held of record by 19 holders, approximately 521,693 warrants, each exercisable for one share of Class A Common Stock at a price of $2.5877 per share, held of record by 1 holder and approximately 501,047 warrants, each exercisable for one share of Class B Common Stock at a price of $0.5473 per share, held of record by 1 holder.

Dividends

The Company has not paid any cash dividends on the Common Stock to date. The Company may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, the Company’s results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, the Company’s ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness the Company or its subsidiaries incur. The Company does not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.

Description of Registrant’s Securities to be Registered

Common Stock

A description of the Common Stock is included in the Proxy Statement in the section entitled “Description of Kensington’s Securities—General” and “Description of Kensington’s Securities—Common Stock” beginning on page 230 of the Proxy Statement, which is incorporated herein by reference.

Warrants

Each warrant that entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, is exercisable at the later of any time commencing 30 days after the consummation of the Business Combination or one year after the closing of the Company’s initial public offering. These warrants will expire at 5:00 p.m., New York City time, on the fifth anniversary of the consummation of the Business Combination, or earlier upon redemption or liquidation.

Subject to the foregoing paragraph, a description of the aforementioned warrants is included in the Proxy Statement in the section entitled “Description of Kensington’s Securities—Kensington Warrants” beginning on page 237 of the Proxy Statement, which is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement in the section entitled “Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers” beginning on page 228 of the Proxy Statement, which is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section entitled “Indemnification Agreements” is incorporated by reference into this Item 2.01.

Financial Statements and Supplementary Data

The information set forth in Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On the Closing Date, all of KCAC’s outstanding units separated into their component parts of one share of Class A Common Stock and one half of one warrant to purchase one share of Class A Common Stock at a price of $11.50 per share and KCAC’s units ceased trading on NYSE.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 3.02.

Working Capital Warrants

On November 25, 2020, the Company issued 75,000 “working capital” warrants (the “Working Capital Warrants”) to an affiliate of Kensington Capital Sponsor LLC in consideration of the conversion of a working capital loan in the aggregate amount of $75,000. The Working Capital Warrants are substantially the same as those issued in a private placement at the time of the Company’s initial public offering.

Issuance and Sale of Class A Common Stock to VGA

In connection with the Transactions and pursuant to that certain Series F Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated May 14, 2020, by and between the Company and VGA, as amended by that certain Amendment No. 1 to Purchase Agreement, dated September 3, 2020, by and among KCAC, Legacy QuantumScape and VGA (the “Amendment”), on December 1, 2020 the Company issued 15,221,334 shares of Class A Common Stock to VGA (the “VGA Shares”) for proceeds of $100 million.

The foregoing description of the Purchase Agreement and Amendment does not purport to be complete and is qualified in its entirety by the terms of the Purchase Agreement and Amendment, copies of which are attached hereto as Exhibits 10.27 and 10.28, respectively, and incorporated herein by reference.

The PIPE Shares, the Working Capital Warrants and the VGA shares have not been registered under the Securities Act of 1933 in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 3.03	Material Modification to Rights of Security Holders.

On the Closing Date, in connection with the consummation of the Business Combination, the Company’s certificate of incorporation and bylaws were amended and restated (as amended, the “Amended and Restated Certificate of Incorporation” and the “Amended and Restated Bylaws,” respectively). Pursuant to the Company’s Amended and Restated Certificate of Incorporation, there are 1,000,000,000 shares of Class A Common Stock, 250,000,000 shares of Class  B Common Stock and 100,000,000 shares of Preferred Stock authorized. The disclosure set forth in the sections titled “Description of Kensington’s Securities” beginning on page 230 of the Proxy Statement is incorporated herein by reference.

The foregoing description of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws does not purport to be complete and is qualified in its entirety by the terms of the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, which are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

Item 5.01	Changes in Control of the Registrant.

The information set forth in the section entitled “Introductory Note” and in the section entitled “Security Ownership of Certain Beneficial Owners and Management” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference. The information set forth under in the sections titled “Proposal No. 1—The Business Combination Proposal” beginning on page 93 of the Proxy Statement and “The Business Combination Agreement” beginning on page 107 of the Proxy Statement and “Introductory Note” and Item 2.01 in this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in the sections entitled “Directors and Executive Officers” and “Certain Relationships and Related Transactions” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

QuantumScape Corporation 2020 Equity Incentive Plan

As previously disclosed at the Special Meeting, the stockholders of the Company considered and approved the 2020 Equity Incentive Plan (the “2020 Plan”). The 2020 Plan was approved, subject to stockholder approval, by the Board on November 25, 2020. The 2020 Plan became effective immediately upon the Closing.

A description of the 2020 Plan is included in the Proxy Statement in the section entitled “Proposal No. 7—The Equity Incentive Plan Proposal” beginning on page 139 of the Proxy Statement, which is incorporated herein by reference. The foregoing description of the 2020 Plan is qualified in its entirety by the full text of the 2020 Plan, which is attached hereto as Exhibit 10.8 and incorporated herein by reference.

QuantumScape Corporation 2020 Employee Stock Purchase Plan

As previously disclosed at the Special Meeting, the stockholders of the Company considered and approved the QuantumScape Corporation 2020 Employee Stock Purchase Plan (the “2020 ESPP”). The 2020 ESPP was approved, subject to stockholder approval, by the Board on November 25, 2020. The 2020 ESPP became effective immediately upon the Closing.

A description of the 2020 ESPP is included in the Proxy Statement in the section entitled “Proposal No. 9—The Employee Stock Purchase Plan Proposal” beginning on page 149 of the Proxy Statement, which is incorporated herein by reference. The foregoing description of the 2020 ESPP is qualified in its entirety by the full text of the 2020 ESPP, which is attached hereto as Exhibit 10.12 and incorporated herein by reference.

Item 5.06	Change in Shell Company Status.

As a result of the Merger, which fulfilled the definition of a business combination as required by the Amended and Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Closing, the Company ceased to be a shell company (as defined in Rule 12b-2 of the Exchange Act) as of the Closing. A description of the Business Combination and the terms of the Business Combination Agreement are included in the Proxy Statement in the sections entitled “The Business Combination” beginning on page 93, “The Business Combination Agreement” beginning on page 107 of the Proxy Statement and in the information set forth under “Introductory Note” and in the information set forth under Item 2.01 in this Current Report on Form 8-K, which are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements

The unaudited financial statements of the Company as of and for the three months ended September 30, 2020 and the related notes are included in the Company’s quarterly report on Form 10-Q for the quarter ended September  30, 2020 (the “Form 10-Q”) beginning on page 2 of the Form 10-Q and are incorporated herein by reference.

(b)	Financial Statements of Businesses Acquired.

The audited consolidated financial statements of Legacy QuantumScape as of and for the years ended December 31, 2019 and 2018 and the related notes are included in the Proxy Statement beginning on page F-2 of the Proxy Statement and are incorporated herein by reference.

The unaudited consolidated financial statements of Legacy QuantumScape as of and for the nine months ended September 30, 2020 and 2019 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(c)	Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2020 and for the year ended December  31, 2019 are included in the Proxy Statement in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 73 of the Proxy Statement is incorporated herein by reference.

The unaudited pro forma condensed combined financial information of the Company as of and for the nine months ended September 30, 2020 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(d)	Exhibits.

Exhibit No.	Description

2.1+	Business Combination Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., Kensington Capital Merger Sub Corp. and QuantumScape Corporation (incorporated by reference from Annex A to the Company’s proxy statement/prospectus/information statement filed with the SEC on November 12, 2020).

2.2+	Amendment No. 1 to Business Combination Agreement, dated as of September 21, 2020, by and among Kensington Capital Acquisition Corp., Kensington Capital Merger Sub Corp. and QuantumScape Corporation (incorporated by reference from Annex A to the Company’s proxy statement/prospectus/information statement filed with the SEC on November 12, 2020).

3.1	Amended and Restated Certificate of Incorporation of the Company.

3.2	Amended and Restated Bylaws of the Company.

4.1	Specimen Common Stock Certificate.

4.3+	Warrant Agreement, dated June 25, 2020, by and between the Registrant and Continental Stock Transfer & Trust Company. (1)

10.1+	Registration Rights and Lock-up Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp. and the persons named therein. (2)

10.2+	Form of Senior Employee Lock-Up Agreement. (2)

10.3	Form of Lock-Up Agreement.

10.4+	Form of Subscription Agreement. (2)

10.5+	Stockholder Support Agreement, dated as of September 2, 2020, by and between Kensington Capital Acquisition Corp. and Volkswagen Group of America Investments, LLC. (2)

10.6+	Stockholder Support Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp. and the persons named therein. (2)

10.7#	Form of Indemnification Agreement by and between the Company and its directors and officers.

10.8#	QuantumScape Corporation 2020 Equity Incentive Plan.

10.9#	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Stock Option Agreement.

10.10#	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Restricted Stock Unit Agreement.

10.11#	QuantumScape Corporation 2020 Equity Incentive Plan — Form of Restricted Stock Agreement.

10.12#	QuantumScape Corporation 2020 Employee Stock Purchase Plan.

10.13+	First Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.14+	Second Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.15+	Third Letter Agreement, dated as of September 2, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation, and Volkswagen Group of America Investments, LLC. (2)

10.16+	Services Agreement, dated as of September 1, 2020, by and between Kensington Capital Acquisition Corp. and DEHC LLC. (2)

10.17+	Services Agreement, dated as of September 1, 2020, by and between Kensington Capital Acquisition Corp. and Simon Boag. (2)

10.18+#	Offer Letter from QuantumScape Corporation to Kevin Hettrich, dated October 11, 2011. (3)

10.19+#	Offer Letter from QuantumScape Corporation to Howard Lukens, dated February 13, 2012. (3)

10.20+#	Offer Letter from QuantumScape Corporation to Michael McCarthy, dated December 21, 2012. (3)

10.21+#	Offer Letter from QuantumScape Corporation to Mohit Singh, dated April 3, 2013. (3)

10.22+	Lease, dated May 31, 2013, by and between SI 55, LLC and QuantumScape Corporation. (3)

10.23+	Amendment to Lease, dated May 19, 2014, by and between SI 55, LLC and QuantumScape Corporation. (3)

10.24+*	Amended and Restated Limited Liability Company Agreement of QSV Operations LLC, dated May 14, 2020, by and between QuantumScape Corporation and Volkswagen Group of America Investments, LLC. (3)

10.25+*	Amended and Restated Joint Venture Agreement, dated May 14, 2020, by and among QuantumScape Corporation and the persons named therein. (3)

10.26+	First Amendment to Amended and Restated Joint Venture Agreement, dated September 21, 2020, by and among QuantumScape Corporation and the persons named therein. (3)

10.27+*	Series F Preferred Stock Purchase Agreement, dated May 14, 2020, by and between QuantumScape Corporation and Volkswagen Group of America Investments, LLC. (3)

10.28+	Amendment No. 1 to Series F Preferred Stock Purchase Agreement, dated September 3, 2020, by and among Kensington Capital Acquisition Corp., QuantumScape Corporation and Volkswagen Group of America Investments, LLC. (3)

99.1	Unaudited consolidated financial statements of Legacy QuantumScape as of and for the nine months ended September 30, 2020 and 2019.

99.2	Unaudited pro forma condensed consolidated combined financial information of the Company as of and for the nine months ended September 30, 2020.

#	Indicates management contract or compensatory plan or arrangement.
+	Previously filed.
*	Portions of this exhibit have been omitted in accordance with Item 601 of Regulation S-K.
(1)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on June 30, 2020.
(2)	Incorporated by reference to an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on September 3, 2020.
(3)	Incorporated by reference to an exhibit to the Company’s proxy statement/prospectus/information statement filed with the SEC on November 12, 2020.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: December 2, 2020

QUANTUMSCAPE CORPORATION

By:	/s/ Michael McCarthy
	Name:	Michael McCarthy
	Title:	Chief Legal Officer